Approved by the Compensation Committee of the Rimini Street, Inc. Board of Directors and the Rimini Street Board of Directors on February 23, 2021
RIMINI STREET, INC.
2013 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT AND GLOBAL RESTRICTED STOCK UNIT AGREEMENT
Unless otherwise defined herein, the terms defined in the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Restricted Stock Unit Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Country-Specific Terms and Conditions (the “Appendix”), attached hereto as Exhibit B (collectively this “Award Agreement”).
NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Participant	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Grant Number	%%OPTION_NUMBER%-%
Date of Grant	%%OPTION_DATE,'MM/DD/YYYY'%-%
Vesting Commencement Date	%%VEST_BASE_DATE,'MM/DD/YYYY'%-%
Number of Restricted Stock Units	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:
The Units shall vest [insert vesting details], subject to Participant continuing to be a service provider for the company or a Parent or Subsidiary of the company through such date.
Post-Termination Vesting:
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
For purposes of this Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any), and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Award grant (including whether Participant may still be considered to be providing services while on a leave of absence).

Acceptance:
By accepting this Award, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address.

RIMINI STREET, INC.
/s/ Seth A. Ravin
By: Seth A. Ravin Chief Executive Officer and Chairman of the Board

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant. The Company hereby grants to the individual named in the Notice of Grant (“Participant”) under the Plan, an Award of Restricted Stock Units (the “Award”), subject to all of the terms and conditions in this Award Agreement, including the Notice of Grant, these Terms and Conditions of Restricted Stock Unit Grant and the Country-Specific Terms and Conditions (the “Appendix”) and the Plan, which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4 of this Award Agreement, Participant will have no right to payment of any such Restricted Stock Units. Prior to the actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 of this Award Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any Tax-Related Items as set forth in Section 8 of this Award Agreement. Subject to the provisions of Section 4 of this Award Agreement, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period of sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.
3.Vesting Schedule. Except as provided in Section 4 of this Award Agreement, and subject to Section 5 of this Award Agreement, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. For U.S. taxpayers, the payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. Notwithstanding the foregoing, if Participant is employed outside the United States, Participant is not permitted to designate a beneficiary under this Award Agreement.
7.Forfeiture. This Award may be forfeited for cause (for purposes of example only, violations of confidentiality or failure to comply with other Service Provider conduct terms and conditions).
8.Responsibility for Taxes.
(a)    Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Further, notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares. Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

(b)    In this regard, Participant authorizes and directs the Company and any brokerage firm or transfer agent determined acceptable to the Company to automatically sell on Participant’s behalf a whole number of Shares from those Shares issued to Participant upon settlement of the Restricted Stock Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations for Tax-Related Items, with the sale proceeds paid to the Company or the Employer for remittance to the appropriate taxing authorities. It is the Company’s intent that the mandatory sale of Shares to cover withholding obligations for Tax-Related Items imposed by the Company pursuant to this Section 8(b) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). For purposes of the foregoing, Participant acknowledges that Participant is not aware of any material, nonpublic information regarding the Company or any securities of the Company as of the Date of Grant stated in the Notice of Grant; provided that if Participant is in possession of such material nonpublic information as of the Date of Grant, then the mandatory sale of Shares pursuant to this Section 8(b) shall become a binding contract as of the first date thereafter on which Participant is not in possession of material nonpublic information and as of the date any sales are effected pursuant to this Section 8(b), Participant will not effect such sales on the basis of material nonpublic information regarding the Company or any securities of the Company of which Participant was aware at the Date of Grant.
(c)    If the automatic sale of Shares provided for under Section 8(b) is prohibited by a legal, contractual or regulatory restriction applicable to Participant or to the broker or transfer agent effecting the sale, or is prevented by a market disruption or similar issue, or if the Tax-Related Items withholding obligation arises at a time other than the settlement of the Restricted Stock Units or at a time when the Shares are not publicly traded, then the withholding obligations for Tax-Related Items may be satisfied in one or more of the following manners, as determined by the Administrator in its sole discretion, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such Tax-Related Items, in whole or in part (without limitation) (i) by paying cash, (ii) by electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount required to be withheld, (iii) by delivering to the Company already vested and owned Shares having a fair market value equal to the amount required to be withheld, or (iv) by the Company and/or the Employer withholding Tax-Related Items from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.
(d)    The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(e)    Participant hereby agrees that the Company does not have a duty to design or administer the Plan or Participant’s Restricted Stock Units in a manner that minimizes Participant’s liabilities for Tax-Related Items and that the Company and the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Participant’s Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement or the receipt of any dividends and/or dividend equivalents. In addition, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

9.Nature of Grant. In accepting the award, Participant acknowledges, understands and agrees that:
(a)the Award of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(b)all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(c)the Award of Restricted Stock Units and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship and shall not interfere with the ability of the Company and/or the Employer to terminate Participant’s status as a Service Provider, if any;
(d)Participant is voluntarily participating in the Plan;
(e)the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from the forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or service agreement, if any), and in consideration of the award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant agrees not to institute any claim against the Company or the Employer;
(i)unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted in consideration for, or in connection with the service Participant may provide as a director of a Subsidiary or affiliate of the Company; and
(j)neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the Restricted Stock Units or any amounts due to Participant pursuant to the settlement of the Award of Restricted Stock Units or the subsequent sale of sale of Shares acquired upon settlement.
10.Data Privacy Information and Consent

(a)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company may transfer Data to third parties which assist the Company with the implementation, administration and management of the Plan. The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and some of its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and which the Company does participate in with respect to employee data. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) transport Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.

By accepting the Restricted Stock Units and indicating consent via the Company’s acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not have an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
11.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.
12.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
13.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Rimini Street, Inc., 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV USA 89169 or at such other address as the Company may hereafter designate in writing.
14.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
15.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company has sole discretion in its efforts to meet the requirements of any such local, state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
17.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
20.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
21.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
22.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to the compliance with Section 409A.

23.Amendment, Suspension or Termination of the Plan. By accepting this award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature, established voluntarily by the Company and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
24.Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Alameda County, California, or the federal courts for the United States District Court for the Northern District of California, and no other courts, where the Award of Restricted Stock Units is made and/or to be performed.
25.Language. If Participant has received this Award Agreement, or any other document related to this Award of Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
26.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
27.Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is her or her responsibility to be compliant with such regulations, and Participant should speak to his or her personal advisor on this matter.
28.Country-Specific Terms and Conditions. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to the country-specific terms and conditions for Participant’s country set forth in the Appendix attached to this Award Agreement as Exhibit B. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
29.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award of Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

EXHIBIT B
APPENDIX TO THE RESTRICTED STOCK UNIT AGREEMENT
Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Award Agreement.
Terms and Conditions
This Appendix contains additional terms and conditions that shall be applicable to the Award of Restricted Stock Units granted to Participant if he or she is an employee and resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after the grant of the Restricted Stock Units, Participant acknowledges and agrees that the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of March 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after the award of the Restricted Stock Units, the notifications contained herein may not be applicable to Participant in the same manner.
ARGENTINA
Terms and Conditions
Labor Law Policy and Acknowledgement. This provision supplements Section 9 (Nature of Grant) of the Award Agreement:

In accepting the grant of Restricted Stock Units, Participant acknowledges and agrees that the grant of Restricted Stock Units is made by the Company (not the Employer) in its sole discretion and that the value of the Restricted Stock Units or any Shares acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments.
If, notwithstanding the foregoing, any benefits under the Plan are considered for any purpose under Argentine labor law, Participant acknowledges and agrees that such benefits shall not accrue more frequently than on each vesting date.
Notifications
Securities Law Information. Neither the grant of the Restricted Stock Units nor the issuance of Shares subject to the grant, constitutes a public offering. The offering of the Plan is a private placement and is not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Argentine currency exchange restrictions and reporting requirements may apply to the Restricted Stock Units and any Shares acquired under the Plan; the relevant laws and regulations are subject to frequent change. Participant should consult his or her personal legal advisor to ensure compliance with the applicable requirements.
Foreign Asset/Account Reporting Information. If Participant holds Shares as of December 31 of any year, he or she is required to report the holding of the Shares on his or her personal tax return for the relevant year.
AUSTRALIA
Terms and Conditions
Australia Offer Document. This Award of Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian resident employees, which is provided at the end of this Award Agreement.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of Participant.
Tax Notification. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).
BRAZIL
Terms and Conditions

Compliance with Law. By accepting the Restricted Stock Units, Participant acknowledges that he or she will comply with applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with participation in the Plan, including the vesting of the Restricted Stock Units and the sale of Shares acquired under the Plan.
Labor Law Acknowledgement. By accepting the Award of Restricted Stock Units, Participant acknowledges that (i) Participant is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Participant.
Notifications
Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds certain thresholds. Assets and rights that must be reported include any Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
Tax on Financial Transactions. Cross-border financial transactions related to participation in the Plan may be subject to the tax on financial transactions. Participant understands that he or she should consult with his or her personal tax advisor for additional details.
CANADA
Terms and Conditions
Form of Payment. Notwithstanding anything in the Plan to the contrary, the Award of Restricted Stock Units does not provide any right for Participant to receive a cash payment; the Restricted Stock Units are payable in Shares only.
Post-Termination Vesting. The following provision replaces the second paragraph of the Post-Termination Vesting section in the Notice of Grant:
For purposes of this Award, Participant's status as a Service Provider will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or service agreement, if any) as of the date that is the earliest of (i) the date of termination as a Service Provider, (ii) the date on which Participant receives a notice of termination of employment, and (iii) the date on which Participant is no longer actively providing services to the Company or any Parent or Subsidiary, and shall not include or be extended by any period following such day during which Participant is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law. The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Award grant (including whether Participant may still be considered to be providing services while on a leave of absence).
The following provisions will apply to Participant if he or she is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que Convention d'attribution ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Section 10 of the Award Agreement:
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, the Employer, any Parent or Subsidiary or any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company, the Employer or any Parent or Subsidiary to record such information and to keep such information in Participant’s employee file.
Notifications
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the sale of Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed.
Foreign Asset/Account Reporting Information. Canadian residents are required to report to the tax authorities any specified foreign property held outside of Canada (including Restricted Stock Units and Shares acquired under the Plan) annually on form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, if the C$100,000 cost threshold is exceeded by other specified foreign property held by Participant, the Restricted Stock Units must be reported (generally at a nil cost). For purposes of such reporting, Shares acquired under the Plan may be reported at their adjusted cost base. The adjusted cost basis of a Share is generally equal to the fair market value of such Share at the time of acquisition; however, if Participant owns other Shares (e.g., acquired under other circumstances or at another time), the adjusted cost basis may have to be averaged with the adjusted cost basis of other Shares. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following terms and conditions apply only to Participant if Participant is subject to the exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Immediate Sale Restriction. Due to exchange control laws in the People’s Republic of China, Participant understands and agrees that the Company may require that any Shares acquired upon the vesting and settlement of the Restricted Stock Units be immediately sold. If the Company, in its discretion, does not exercise its right to require the automatic sale of Shares issuable upon vesting of the Restricted Stock Units, as described in the preceding sentence, Participant understands and agrees that any Shares acquired by Participant under the Plan must be sold no later than six (6) months after Participant’s termination as a Service Provider, or within any other such time frame as permitted by the Company or required by the China SAFE. Participant understands that any Shares acquired by Participant under the Plan that have not been sold within six (6) months of Participant’s termination as a Service Provider will be automatically sold by a designated broker at the Company’s discretion, pursuant to this authorization by Participant.
Participant agrees that the Company is authorized to instruct the designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes the designated broker to complete the sale of such Shares. Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by Company (or the designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. Participant acknowledges that the designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between vesting and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to Participant may be more or less than the market value of the Shares upon vesting (which is the amount relevant to determining Participant’s liability for Tax-Related Items). Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and the Company assumes no liability for any fluctuations in the Share price and/or any applicable exchange rate.
Upon the sale of Shares, the Company agrees to pay the cash proceeds from the sale (less any Tax-Related Items, brokerage fees or commissions) to Participant in accordance with the applicable exchange control laws and regulations including but not limited to, the restrictions set forth in this Appendix for China below under “Exchange Control Requirements.”

Exchange Control Requirements. By accepting this Award of Restricted Stock Units, Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to repatriate the cash proceeds from the immediate sale of the Shares to China. Participant further understands that, under local law, such repatriation of cash proceeds may need to be effectuated through a special exchange control account established by the Company and/or its Chinese Subsidiary, and Participant hereby consents and agrees that any proceeds from the sale of any Shares Participant acquires may be transferred to such special account prior to being delivered to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China. The proceeds may be paid to Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant understands and agrees that he or she will be required to set up a U.S. dollar bank account in China (if Participant does not already have one) so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant further understands and agrees that the Company or its Chinese Subsidiary is under no obligation to secure any particular exchange conversion rate and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. Participant agrees to bear any currency fluctuation risk between the time the cash proceeds are received and the time the cash proceeds are distributed to Participant through the special account described above. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with China exchange control requirements.
Notifications
Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with individuals who are not residents of the People’s Republic of China.
FRANCE
Terms and Conditions
Restricted Stock Units Not French-qualified. The Restricted Stock Units granted under this Award Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.
Language Consent. In accepting the Restricted Stock Units, Participant confirms having read and understood the documents relating to the Restricted Stock Units (the Plan and this Award Agreement), which were provided in English. Participant accepts the terms of these documents accordingly.
Consentement relatif à la langue utilisée. En acceptant le Unités Stock Restreintes, le Participant confirme avoir lu et compris les documents relatifs aux le Unités Stock Restreintes (le Plan et la présente Convention d'attribution), qui ont été fournis en anglais. Le participant accepte les termes de ces documents en conséquence.
Notifications
Foreign Asset and Account Reporting. French residents holding cash or Shares outside France must declare all foreign bank and brokerage accounts (including any accounts that were closed during the tax year) on an annual basis, together with their income tax return.
GERMANY

Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank) by the fifth day of the month following the month in which the payment is received and/or made. In the event that Participant makes or receives a payment in excess of this amount, he or she must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
HONG KONG
Terms & Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the Restricted Stock Units are payable in Shares only.
Restrictions on Sale of Shares. Any Shares received at vesting are accepted as a personal investment. In the event the Restricted Stock Units vest and Shares are issued to Participant within six months of the Date of Grant, Participant agrees that he or she will not sell any Shares acquired prior to the six-month anniversary of the Date of Grant.
Notifications
Securities Law Information. WARNING: Neither the grant of the Restricted Stock Units nor the issuance of Shares upon vesting of the Restricted Stock Units constitutes a public offering of securities under Hong Kong law and is available only to Service Providers of the Company and any Parent and Subsidiary. The Award Agreement, including this Appendix, the Plan and other incidental communication materials distributed in connection with the Restricted Stock Units (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each eligible Service Provider of the Company or any Parent or Subsidiary and may not be distributed to any other person. If Participant has any questions regarding the contents of the Award Agreement, including this Appendix or the Plan, Participant should obtain independent professional advice.
INDIA
Notifications
Exchange Control Information. Due to Indian exchange control restrictions, Indian residents are required to repatriate to India and convert into local currency the proceeds from the sale of Shares within ninety (90) days of receipt and any dividends paid on such Shares within one hundred eighty (180) days of receipt, or within such other period of time as may be required under applicable regulations. Participant should maintain any foreign inward remittance certificate received from the bank where the foreign currency is deposited following any repatriation of proceeds in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Account and Asset Reporting. Indian residents are required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on their annual tax returns. Participant should consult with his or her personal tax advisor to determine Participant’s reporting requirements.
ISRAEL
Terms & Conditions
Trustee Arrangement. Participant understands and agrees that the Award of Restricted Stock Units is offered subject to and in accordance with the terms of the Plan, Israeli Sub-plan (the “Sub-plan”), a copy of which is attached to the end of this Appendix, under the 102 Capital Gains Track (as defined in the Sub-plan), the Trust Agreement among the trustee appointed by the Company or its Israeli Subsidiary, and the Award Agreement, including this Appendix. Participant understands that the rights and the Restricted Stock Units granted under the Award Agreement are subject to the terms and provisions of Section 102(b)(2) of the Israel Tax Ordinance and its related rules and hereby accepts such rights and the Restricted Stock Units subject to such terms and provisions. Participant acknowledges that his or her holding, sale and transfer of Shares to be issued upon settlement, as well as any additional rights are therefore subject to various restrictions and limitations that are imposed by such section and its related rules, of which Participant is aware and with which he or she agrees to comply.
Nature of Award. By accepting the Award of Restricted Stock Units, Participant understands and agrees that the grant of Restricted Stock Units is offered subject to and in accordance with the Sub-plan and is intended to be a 102 Capital Gains Track Grant (as defined in the Sub-plan). Notwithstanding the foregoing, the Company does not undertake to maintain the qualified status of the Award and Participant acknowledges that he or she will not be entitled to damages of any kind if the Award becomes disqualified and no longer qualifies as a 102 Capital Gains Track Grant. Notwithstanding Section 1 of the Award Agreement, in the event of any inconsistencies between the Sub-plan, the Award Agreement and/or the Plan, the terms of the Sub-plan will govern. Further, to the extent requested by the Company or the Employer, Participant agrees to execute any letter or other agreement in connection with the grant of the Restricted Stock Units or any future grants under the Sub-plan. If Participant fails to comply with such request, the Restricted Stock Units may not qualify as a 102 Capital Gains Track Grant.
Confirmation Letter. In connection with the grants made under the Israeli Sub-plan to the Plan, Participant must acknowledge having read and specifically accept the terms and conditions of the Section 102 Capital Gains Award Confirmation Letter provided on the following page.
Vesting. The following provision supplements Section 3 of the Award Agreement:
Participant understands and agrees that he or she will not require the Trustee to release or sell the Shares during the applicable holding period, unless permitted under Israeli tax law.
Restriction on Transfer. The Trustee shall not alienate, sell, exchange, transfer, assign, pledge, or otherwise encumber the Restricted Stock Units or the Shares for Participant except as permitted under the Sub-plan and the terms of Section 102, or in the case of death, Participant’s heirs, except by will or by laws of descent and distribution.
Notifications
Securities Law Information. The grant of the Restricted Stock Units does not constitute a public offering under the Securities Law, 1968.

Confirmation Letter- 102 Capital Gains Awards
Participant undertakes and confirms the following, pursuant to the Capital Gain Track under Section 102(b)(2) or l02(b)(3) of the Israeli Income Tax Ordinance and any regulations and rules promulgated thereunder (“Section 102”), with respect to any Restricted Stock Units granted pursuant to this Award Agreement under the Plan.
1.    Participant understands and accepts the provisions of Section 102 in general, and the tax arrangement under the Capital Gain Track in particular, and its tax consequences, as they apply to the Restricted Stock Units.
2.    Participant agrees that the Restricted Stock Units and any Shares or rights that may be issued upon vesting of the Restricted Stock Units (or otherwise in relation to the Restricted Stock Units), will be held by a trustee appointed pursuant to Section 102 (the “Trustee”) for at least the duration of the Holding Period, as defined in Section 102, and Participant hereby confirms that Participant shall not release from trust and/or sell such Restricted Stock Units, Shares or rights, before the end of the Holding Period. Participant understands that any release of such Restricted Stock Units, Shares or rights from trust, or any sale of any of them prior to the termination of the Holding Period, will result in taxation at marginal tax rates, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments.
3.    Participant understands that the grant of the Restricted Stock Units is subject to the receipt of all required approvals from the Israeli Tax Authority and compliance with the requirements of Section 102.
4.    Participant agrees to be bound by the provisions of the Company’s trust agreement with the Trustee, ESOP Management and Trust Services Ltd., which holds the Restricted Stock Units for Participant’s benefit.
5.     Participant hereby confirms that he or she has: (i) read and understood this letter; (ii) received all the clarifications and explanations that he or she requested; and (iii) had the opportunity to consult with Participant’s advisers before accepting the Restricted Stock Units.

JAPAN
Notifications
Foreign Asset Reporting Information. If Participant hold assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year), Participant is required to comply with annual tax reporting obligations with respect to such assets. Participant should consult with a personal tax advisor to ensure that he or she is properly complying with applicable reporting requirements.
KOREA
Notifications
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end during a calendar year. Participant should consult with his or her personal tax advisor to determine Participant’s personal reporting obligations.
MEXICO
Labor Law Policy and Acknowledgment. By accepting the Restricted Stock Units, Participant expressly recognizes that Rimini Street, Inc., with registered offices at 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is a Subsidiary of the Company (“Rimini-Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Rimini-Mexico, and do not form part of the employment conditions and/or benefits provided by Rimini-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Plan Document Acknowledgment. By accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement. In addition, by accepting the Restricted Stock Units, Participant acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 9 of the Award Agreement (“Nature of Grant”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Subsidiary is responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.
Política de la Ley Laboral y Reconocimiento. Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce expresamente que Rimini Street, Inc., con oficinas registradas ubicadas a 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisición de Acciones no constituyen de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación del Participante en el Plan deriva únicamente de una relación comercial y el único Empleador del participante es un Filial de la Compañía (“Rimini-México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que el Participante pudiera derivar por su participación en el mismo no establecen ningún derecho entre el Participante y Rimini-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Rimini-México, y cualquier modificación al Plan o la terminación del mismo no constituirá una modificación o desmejora de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan se resulta de la decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho para imponer una reclamación en contra de la Compañía por cualquier compensación o daños en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante exime amplia y completamente a la Compañía, sus Filiales, sucursales, oficinas de representación, sus accionistas, oficiales, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
Reconocimiento de Documentos del Plan. Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Acuerdo de Concesión en su totalidad y que entiende completamente y acepta todos los términos del Plan y del Acuerdo de Concesión. Adicionalmente, al aceptar las Unidades de Acciones Restringidas, el Participante reconoce que ha leído y que específicamente y expresamente aprueba de los términos y condiciones de la Sección 9 del Acuerdo de Concesión (denominado "Naturaleza de la Concesión"), donde claramente se establece que: (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía, el Empleador o cualquier Filial es responsable por la disminución en el valor de las Acciones subyacentes de las Unidades de Acciones Restringidas.
NETHERLANDS

There are no country-specific provisions.
NEW ZEALAND
Securities Law Information. WARNING: This is an offer of Restricted Stock Units over Shares which, once vested and settled in accordance with the terms of the Award Agreement and the Plan, will give Participant a stake in the ownership of the Company. Participant may receive a return if dividends are paid. If the Company runs into financial difficulties and is wound up, Participant will only be paid after all creditors have been paid. Participant may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, Participant may not be given all the information usually required. Participant will also have fewer other legal protections for this investment. Ask questions, read all documents carefully, and seek independent financial advice before committing to the Restricted Stock Units.
The Shares are quoted on the Nasdaq Capital Market. This means Participant may be able to sell his or her Shares on the Nasdaq if there are interested buyers. Participant may get less than he or she invested. The price will depend on the demand for the Shares.
For information on risk factors impacting the Company’s business that may affect the value of the Shares, Participant should refer to the risk factors discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at https://investors.riministreet.com/.
POLAND
Notifications
Foreign Asset/Account Reporting. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances regarding such securities and cash deposited into such accounts if the value of any transactions or balances exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.
Exchange Control Information. Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Participant is required to store all documents connected with any foreign exchange transactions that Participant engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.
SINGAPORE
Terms & Conditions

Sale of Shares. The Shares subject to the Restricted Stock Units may not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the condition of, any other applicable provisions of the SFA.
Notifications
Securities Law Information. The award of Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the SFA and is not made with a view to the Restricted Stock Units or underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The CEO and directors must notify the Singapore Subsidiary in writing of an interest (e.g., Restricted Stock Units, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO/a director.
SWEDEN
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 8 of the Award Agreement:
Without limiting the Company’s and/or the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 8 of the Award Agreement and solely to the extent permitted by such Section 8, in accepting the award of Restricted Stock Units, Participant authorizes the Company and/or the Employer to sell or withhold Shares otherwise deliverable to Participant upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for employees of the Company or any Parent, Subsidiary or affiliate of the Company. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares acquired under the Plan) into Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.
UNITED ARAB EMIRATES

Securities Law Information. The Restricted Stock Units are available only for select employees of the Company and its Subsidiaries and are in the nature of providing employee incentives in the United Arab Emirates. The Award Agreement (including the Appendix), the Plan and other incidental communication materials are intended for distribution only to eligible employees for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.
The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the Restricted Stock Units. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Award Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.
The securities to which this Award Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.
Residents of the United Arab Emirates who do not understand or have questions regarding this Award Agreement (including the Appendix) or the Plan should consult an authorized financial adviser.
UNITED KINGDOM
Terms and Conditions
Form of Settlement. Notwithstanding any discretion in the Plan, the Restricted Stock Units will be settled in Shares. The Restricted Stock Units do not provide any right for Participant to receive a cash payment.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of the grant of Restricted Stock Units under the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Employer, the Company or any Parent or a Subsidiary of the Company or successor thereto (“Employer NICs”) in connection with the vesting of the Restricted Stock Units or any other event giving rise to Tax-Related Items. Without prejudice to the foregoing, in accepting the terms of this Award Agreement, Participant agrees to the terms of a joint election with the Company / the Employer, the form of such joint election having been approved formally by Her Majesty’s Revenue & Customs (“HMRC”) and is attached below. In this respect, Participant agrees to accept the terms of or to execute such other joint elections, and any other required consent or election, as may be required between Participant and the Company, the Employer, any successor to the Company, the Employer, or any Parent or Subsidiary of the Company with respect to the Employer NICs liability. Participant further agrees that the Company, the Employer, or any Parent or Subsidiary of the Company may collect the Employer NICs from Participant by any of the means set forth in Section 8 of the Award Agreement.
Tax Obligations. The following provision supplements Section 8 of the Award Agreement:
Without limitation to Section 8 of the Award Agreement, Participant hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HMRC (or any other tax authority or any other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, in the event that Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs, in case the indemnification could be considered to be a loan. In this case, the income tax not collected or paid may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit. If Participant fails to comply with his or her obligations in connection with the income tax as described in this section, the Company may refuse to deliver the Shares to Participant without any liability to the Company or the Employer.
RIMINI STREET, INC.

U.K. JOINT ELECTION
(Non-U.S. RSU holders in the United Kingdom only)
Important Note on the Election to Transfer Employer NICs
As a condition of participation in the Plan and the grant of Restricted Stock Units ("RSUs") over Shares granted under the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”), you are required to enter into an Election to transfer to you any liability for employer’s National Insurance Contributions ("NICs") that may arise in connection with your participation in the Plan.
By entering into the Election:

•you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan with respect to RSUs granted under the Plan will be transferred to you;
•you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient Shares acquired pursuant to your Awards; and
•you acknowledge that even if you have clicked on the [“ACCEPT”] box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.
Please read the Election carefully.
Please print and keep a copy of the Election for your records.

RIMINI STREET, Inc.
U.K. JOINT ELECTION
2013 Equity Incentive Plan
Election to Transfer the Employer’s National Insurance Liability to the Employee
This Election is between:
A.    The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options (“Options”) and/or restricted stock units (“RSUs” and, collectively with Options, “Awards”) pursuant to the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”), and
B.    Rimini Street, Inc. with its registered office at 3993 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169, U.S.A. (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.Introduction

a.This Election relates to all Awards granted to the Employee under the Plan on or after 2017, up to the termination date of the Plan.

b.In this Election the following words and phrases have the following meanings:

(i)“Chargeable Event” means, in relation to the Awards:

(1)the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(2)the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(3)the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(4)post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(5)post-acquisition charges relating to the Awards and/or shares acquired pursuant to the Awards (within section 439 of ITEPA).

(ii)“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(iii)“SSCBA” means the Social Security Contributions and Benefits Act 1992.

c.This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.
d.This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

e.This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.The Election
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.Payment of the Employer’s Liability

a.The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:
(i)    by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or
(ii)    directly from the Employee by payment in cash or cleared funds; and/or
(iii)    by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or
(iv)    by any other means specified in the applicable award agreement.

b.The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

c.The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs, if payments are made electronically).

4.Duration of Election

a.The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

b.Any reference in this Election to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

c.This Election will continue in effect until the earliest of the following:
(i)     the Employee and the Company agree in writing that it should cease to have effect;
(ii)     on the date the Company serves written notice on the Employee terminating its effect;
(iii)     on the date HM Revenue & Customs withdraws approval of this Election; or
(iv)     after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

d.This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.
Acceptance by the Employee
The Employee acknowledges that, by clicking on the [“ACCEPT”] box, the Employee agrees to be bound by the terms of this Election.
Acceptance by the Company
The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

RIMINI STREET, INC.
/S/ Seth A. Ravin
By: Seth A. Ravin Chief Executive Officer and Chairman of the Board

SCHEDULE OF EMPLOYER COMPANIES FOR U.K. JOINT ELECTION
The following are employer companies to which this Election may apply:
Rimini Street Ltd.

Registered Office:	Highlands House, Basingstoke Road, Spencers Wood, Reading, Berkshire, RG71NT
Company Registration Number:	08341650
Corporation Tax Reference:	2817614721
PAYE Reference:	475/ UA82985

AUSTRALIA OFFER DOCUMENT
RIMINI STREET, INC.
2013 EQUITY INCENTIVE PLAN

OFFER OF RESTRICTED STOCK UNITS
TO AUSTRALIAN RESIDENT PARTICIPANTS

Investment in shares involves a degree of risk. Service Providers who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares under the Plan as set out in this Offer Document and the Additional Documents.
The information contained in this Offer Document and the Additional Documents is general only. Any advice given in relation to this offer of Restricted Stock Units does not take into account any Service Providers’ personal objectives, financial situation and needs.
Service Providers should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission (“ASIC”) to give advice about participation in the Plan.
OFFER OF RESTRICTED STOCK UNITS TO AUSTRALIAN RESIDENT PARTICIPANTS

RIMINI STREET, INC.
2013 EQUITY INCENTIVE PLAN
This Offer Document sets out information regarding the grant of Restricted Stock Units over shares of common stock (the “Shares”) of Rimini Street, Inc., a publicly traded Delaware corporation (the “Company”), under the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”).
Any capitalized terms not otherwise defined in this Offer Document shall have the definitions set forth in the Plan.
The Company, by means of the Plan, seeks to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business.
1.    OFFER
This is an offer of Restricted Stock Units, as may be granted from time to time by the Company, to certain eligible Service Providers in accordance with the Plan.
2.    TERMS OF OFFER
The terms of the offer of the Restricted Stock Units are contained in the Plan, this Offer Document and the Restricted Stock Unit Agreement, including any exhibits, addenda or appendices thereto (the “Award Agreement”). By accepting the Restricted Stock Units, you will be bound by the rules of the Plan, this Offer Document and the Award Agreement.
The Plan is supplemented by the terms of this Offer Document and is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.
3.    ADDITIONAL DOCUMENTS
In addition to the information set out in this Offer Document, you are being provided with copies of the following documents:
a)the Plan;

b)the Plan Prospectus; and

c)the Australian Employee Information Supplement.
(collectively, the “Additional Documents”).
The Additional Documents provide further information to help you make an informed investment decision in relation to your participation in the Plan. Neither the Plan nor any of the other Additional Documents is a prospectus for purposes of the Australian Corporations Act 2001.

4.    RELIANCE ON STATEMENTS
You should not rely upon any oral statements made to you in relation to this offer. You should rely only upon the statements contained in this Offer Document and the Additional Documents when considering your participation in the Plan.
5.    ELIGIBILITY
You are eligible to participate under the Plan if, at the time of the offer, you are a Service Provider and meet the eligibility requirements established under the Plan.
6.    WHAT ARE THE MATERIAL TERMS OF THE RESTRICTED STOCK UNITS?
(a)    What are Restricted Stock Units?
The Restricted Stock Units represent the right to receive a corresponding number of Shares upon fulfilment of the vesting conditions set out in your Award Agreement. The Restricted Stock Units are considered “restricted” because they will be subject to forfeiture and restrictions on transfer until they vest. The restrictions are set forth in the Award Agreement.
(b)    Do I have to pay any money to receive the Restricted Stock Units?
You pay no monetary consideration to receive the Restricted Stock Units nor do you pay any price to receive the Shares upon vesting.
(c)    How many Shares will I receive upon vesting of my Restricted Stock Units?
The details of your Restricted Stock Units and the number of Shares subject to the Restricted Stock Units are set out in the Award Agreement.
(d)    When do I become a stockholder?
    You are not a stockholder merely as a result of holding Restricted Stock Units. The Restricted Stock Units will not entitle you to vote or receive dividends, notices of shareholder meetings, proxy statements or other materials provided to stockholders until the restrictions lapse, at which time the Restricted Stock Units will vest and will be settled in Shares. You are not considered an owner of the Shares unless and until the Shares are issued to you upon vesting.
(e)        Can I transfer the Restricted Stock Units to someone else?
The Restricted Stock Units are non-transferable; however, once Shares are issued upon vesting, the Shares will be freely tradeable (subject to Company policies and applicable laws regarding insider trading).
7.    WHAT IS A SHARE OF COMMON STOCK IN THE COMPANY?
Common stock of a U.S. corporation is analogous to an ordinary share of an Australian corporation. Each holder of Common Stock is entitled to one vote for every Share held in the Company.
The Shares are traded on the Nasdaq Capital Market (“NASDAQ”) in the United States of America (“U.S.”) and are traded under the symbol “RMNI.”

Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
8.    HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE CURRENT MARKET PRICE IN AUSTRALIAN DOLLARS?
You may ascertain the current market price of the Shares traded on the NASDAQ at http://www.nasdaq.com under the code “RMNI.” The Australian dollar equivalent of that price can be obtained at http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
9.    WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN RESIDENTS' PARTICIPATION IN THE PLAN?
Australian Participants should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Shares.
For example, the price at which the Shares are quoted on the NASDAQ may increase or decrease due to a number of factors. There is no guarantee that the price of the Shares will increase. Factors which may affect the price of the Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results is included in the Company’s most recent annual report which is available upon request.
In addition, you should be aware that in addition to fluctuations in the Share price, the value of any Shares issued pursuant to the Restricted Stock Units will be affected by the U.S./Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in these rates of exchange.
10.    PLAN MODIFICATION, TERMINATION ETC.
The Administrator may at any time amend, alter, suspend or terminate the Plan.
11.    WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE PLAN?
Please refer to the description of the tax consequences of participation in the Plan contained in the Australian Employee Information Supplement.
12.    WHAT ARE THE U.S. TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?
Australian residents (who are not U.S. citizens or U.S. tax residents) will not be subject to U.S. tax by reason only of the grant and vesting of the Restricted Stock Units or the sale of Shares. However, liability for U.S. taxes may accrue if an Australian resident is otherwise subject to U.S. taxes.

The above is an indication only of the likely U.S. taxation consequences for Australian residents awarded Restricted Stock Units under the Plan. Australian residents should seek their own advice as to the U.S. taxation consequences of Plan participation.
RIMINI STREET, INC.
2013 EQUITY INCENTIVE PLAN
ISRAELI SUB-PLAN
1.General
a.This Israeli Sub-Plan (this “Sub-Plan”) to the Rimini Street, Inc. (the “Company”) 2013 Equity Incentive Plan (the “Plan”) is adopted in accordance with Section 4(b)(viii) of the Plan.
b.The provisions specified hereunder apply only to persons who are residents of the State of Israel or who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.
c.The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted under the Plan from time to time, in compliance with Applicable Laws currently in force in the State of Israel. Specifically, this Sub-Plan is made in order to conform the Plan to Section 102, so as to enable the grant of Awards under the Plan to an Eligible 102 Participant.
d.The Plan and this Sub-Plan are complimentary to each other, and shall be deemed as one and read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall supersede and govern; provided, however, that this Sub-Plan shall not be construed to grant rights not consistent with the terms of the Plan, unless specifically set forth herein.
2.Definitions
a.Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.
b.The following additional definitions will apply to grants made pursuant to this Sub-Plan:
“Affiliate” means any “Employer” within the meaning of Section 102(a) of the ITO.
“Applicable Laws” means the Israeli laws including any rule or regulation and, among others, the ITO and the Rules.
“Award” solely for purposes of this Sub-Plan means an Option, Restricted Stock Unit, Performance Unit or Performance Share granted pursuant to the terms and conditions of the Plan and this Sub-Plan.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the ITO, as may be amended from time to time, but which is, as of the date of this Sub-Plan, as follows: an employee who, prior to the grant of any Award or as a result of such grant, holds or would hold, directly or indirectly, in his or her name or with a relative (as defined in Section 76(d) of the ITO) (i) at least 10% of the outstanding shares of the Company; (ii) at least 10% of the voting power of the Company; (iii) the right to hold or purchase at least 10% of the outstanding equity or voting power of the Company; (iv) the right to obtain at least 10% of the profit of the Company; or (v) the right to appoint a director of the Company.
“Election” as defined under Section 102(a) of the ITO, means the Company’s choice of the type (as between Capital Gains Track or Ordinary Income Track) of 102 Trustee Grants it will make under this Sub-Plan, as filed with the ITA.
“Eligible 102 Participant” means a person who is employed by the Company or its Affiliate, including an individual who is serving as a director or officer, but excluding a Controlling Shareholder.
“Employer” shall have the meaning ascribed to it in Section 102(a) of the ITO.
“ITA” means the Israeli Tax Authority.
“ITO” means the Israeli Income Tax Ordinance [New Version], 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.
“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO.
“Realize” or “Realization” shall have the meaning ascribed to the definition of “Date of Realization” in Section 102(a) of the ITO, as may be amended from time to time, but which is, as of the date of this Sub-Plan, as follows:
(a)In respect of a 102 Trustee Grant – the date on which the Award and/or Shares underlying the Award are transferred from the Trustee to the Eligible 102 Participant or the date on which the Shares are sold by the Trustee, whichever is earlier.
(b)In respect of a Non-Trustee Grant – the date on which the Awards are sold (but not the date on which the Awards are exercised or vest into Shares), including the sale of Shares derived from the Awards.
“Required Minimum Trust Period” means the requisite period prescribed by the ITO, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which the Awards or the Shares issued pursuant to an Award granted by the Company, must be held by the Trustee (for the benefit of the person to whom the Award was granted) in order for such grant to enjoy the tax benefits afforded to a 102 Trustee Grant. As of the date of this Sub-Plan, the Required Minimum Trust Period means each of the following:

(a)If the Company chooses the 102 Ordinary Income Track – a period of 12 months after the date on which the Awards were granted.
(b)If the Company chooses the 102 Capital Gains Track – a period of 24 months after the date on which the Awards were granted.
(c)In the case of an involuntary sale, as defined in Section 103 of the ITO – the date of such sale.
“Rules” means the Income Tax Rules (Tax Benefits in Shares Issuance to Employees), 2003.
“Section 102” means Section 102 of the ITO, as amended from time to time, and any regulations, rules and orders of procedures promulgated thereunder as now in effect or as hereafter amended, including the Rules, and any written approvals or pre-rulings granted to the Company or the Employer thereunder.
“Shares” means shares of the Company’s common stock issued pursuant to an Award.
“Trustee” means a person or entity designated by the Administrator to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO and the Rules.
“3(i) Option” means an Award that is subject to taxation in Israel pursuant to Section 3(i) of the ITO and has been granted to any person who is not an Eligible 102 Participant.
“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) or 102(b)(3) of the ITO.
“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.
“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO in which the income is taxed as ordinary income.
“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.
“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO (including both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants) and held in trust by a Trustee for the benefit of an Eligible 102 Participant.
3.Section 3(i) of the ITO
1.For the avoidance of doubt, the provisions set forth in this Sub-Plan that specifically relate to Awards subject to Section 102 do not apply to 3(i) Options.
2.Types of Awards and Section 102 Election

a.102 Trustee Grants shall be made pursuant to either (a) Sections 102(b)(2) and 102(b)(3) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants.
b.The Company shall choose only one tax route for the Plan. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change its Election only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election and only in accordance with Section 102(g) of the ITO.
c.For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.
d.Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Individuals that are not Eligible 102 Participants may be granted only 3(i) Options under this Sub-Plan.
e.102 Trustee Grants may be made pursuant to this Sub-Plan only after at least 30 days have elapsed from the date of the requisite filings required by the ITO (unless otherwise approved by the ITA).
f.Each Award granted pursuant to this Sub-Plan shall be evidenced by an Award Agreement.
g.The Award Agreement or other documents evidencing the Awards granted pursuant to this Sub-Plan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant, or a 3(i) Option, and if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant and the details of the Trustee chosen.
h.For the avoidance of doubt, and notwithstanding anything to the contrary under the Plan, it is clarified that the grant of Performance Units or Performance Shares under the 102 Capital Gains Track is subject to the specific confirmation and written approval of the ITA.
3.Terms and Conditions of 102 Trustee Awards
a.Notwithstanding Section 6(d)(i) of the Plan, each 102 Trustee Grant (including any Shares issued pursuant to the Awards or any right granted by virtue of the Awards and/or the Shares issued pursuant thereof) shall be held in trust by the Trustee for the benefit of the Eligible 102 Participant for at least the Required Minimum Trust Period. In the event that a stock dividend is declared and/or additional rights, including bonus shares and/or dividend equivalents, are granted with respect to Awards and/or with respect to Shares, such dividend and/or additional rights shall also be deposited with the Trustee until the end of the Required Minimum Trust Period and the provisions of the ITO will apply to them. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the recipient after deduction of taxes and mandatory payments in compliance with applicable withholding requirements and Section 102.

b.Unless otherwise determined by the Company, the Eligible 102 Participant will not be entitled to Realize the Awards or the Shares before the Required Minimum Trust Period ends; however, if the Awards and/or Shares are Realized prior to the lapse of the Required Minimum Trust Period, the Eligible 102 Participant will be required to pay all applicable taxes that may arise in connection with such sale and/or transfer. After the lapse of the Required Minimum Trust Period, the Trustee may release the Awards and/or the Shares subject to the Awards, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO and Section 102, or (ii) the Trustee and/or the Company or Employer withholds any applicable tax due pursuant to the ITO and Section 102. The Trustee shall not release any 102 Trustee Grants or Shares prior to the full payment of the Eligible 102 Participant’s tax liabilities.
c.For the avoidance of doubt, any such sale or release during the Required Minimum Trust Period will result in tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder. These tax ramifications shall apply to, and shall be borne solely by, such Eligible 102 Participant.
d.Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant, and shall prevail over any term contained in the Plan, this SubPlan or any agreement that is not consistent therewith with respect to such 102 Trustee Grant.
e.Any provision of the ITO and any additional terms required by the ITA not expressly specified in this SubPlan or in the Award Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant the Section 102, shall be binding on the Eligible 102 Participant.
f.The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO. For the avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules.
g.Further, the Eligible 102 Participant agrees to execute any and all documents that the Company, the Employer, or the Trustee may reasonably determine to be necessary in order to comply with the provision of any Applicable Laws and Section 102.
h.The Trustee will not perform any transaction or act regarding the Awards and/or the Shares issued pursuant to the Awards, including transferring, selling, seizing, assigning, hypothecating or pledging (willingly or unwillingly), disposing or assigning the Awards or any Shares, and will not give any power of attorney regarding the Awards and/or the Shares issued pursuant to the Awards, in any manner other than by will or by the laws of descent and distribution and as permitted by the Plan, unless all the taxes are paid to the ITA, or the Trustee ensures that taxes will be paid. If the Awards and/or the Shares issued pursuant to the Awards are transferred by will or by the laws or descent and distribution, Section 102 and its regulations, including the Rules, will apply to the heirs or the transferees of the Eligible 102 Participant.

i.Before releasing or selling the Awards and/or Shares subject to the Awards, the Trustee will receive a written confirmation from the relevant Employer that all requirements for such release and transfer have been fulfilled according to the terms of the Plan, any applicable agreement and any Applicable Laws and Section 102.
j.In the event that the Trustee shall hold Shares in trust, it shall not be required with respect to such Shares to participate in any stockholder meetings of the Company and/or to represent the beneficiaries of such Shares as stockholders in the Company. The Trustee will provide a proxy to the person or persons designated by the Administrator.
k.For the avoidance of doubt and notwithstanding anything to the contrary in the Plan: (1) no Award granted as a 102 Trustee Grant may be settled for cash payment or any other form of consideration, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA; (2) no Option qualifying as a Section 102 Trustee Grant shall be exercisable by the surrender of Shares or withholding of otherwise deliverable Shares, and withholding tax obligations will not be satisfied with respect to an Award and/or the Shares by withholding Shares otherwise deliverable upon grant, exercise or vesting of the Award, as applicable, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA; and (3) the grant of Performance Shares or Performance Units under Section 102 and the implementation of an Exchange Program are subject to confirmation by the ITA.
4.Assignability
Notwithstanding any other provision of this Sub-Plan, as long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Awards and/or the Shares are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.
5.Tax Consequences
a.Any tax consequences arising from the grant, vesting, exercise or Realization of any Awards, or from the issuance of Shares covered thereby, or from any other event or act of the Company, any Employer, the Trustee, and/or the Eligible 102 Participant, shall be borne solely by the Eligible 102 Participant. The Company, Employer, and/or the Trustee shall withhold taxes according to the requirements under Applicable Laws, Section 102, the Rules, regulations and any tax ruling issued by the ITA with respect to such Awards and Shares.
b.Furthermore, the Eligible 102 Participant shall agree to indemnify the Company, any Employer, and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including, without any limitation, liabilities relating to the necessity to withhold or to have withheld any such tax from any payment made to the Eligible 102 Participant.

c.The Company, any Employer, and/or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate to meet mandatory withholding requirements required by Applicable Laws and Section 102 with respect to Awards and/or the Shares and the grant, vesting, exercise and/or Realization or other disposition thereof, including (but not limited to) (i) deducting the amount so required to be withheld from the Eligible 102 Participant’s salary or other amounts payable to the Eligible 102 Participant, to the maximum extent permitted under law, (ii) requiring the Eligible 102 Participant to pay to the Company or any Employer the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of the Awards or any Shares subject to Awards, and/or (iii) by agreeing to the exercise of Options and/or sale of Shares, whether or not held by the Trustee, to cover such liability. In addition, the Eligible 102 Participant will be required to pay any amount that exceeds the tax to be withheld and transferred to the ITA, pursuant to Section 102, Applicable Laws, regulations, rules with respect to such Awards and Shares.
d.The Company, any Employer and/or the Trustee shall not be required to release any Awards and/or Shares to the Eligible 102 Participant until all required tax withholding has been performed.
e.For the avoidance of doubt, the Company makes no representation or assurance that all of the Awards granted as Section 102 Awards shall be eligible for the tax benefits pursuant to Section 102. Therefore, any tax consequences arising from the grant, vesting, exercise or Realization of any Awards, from the issuance of Shares covered thereby, or from any other event or act (of the Company, any Employer, the Trustee, and/or the Eligible 102 Participant), shall be borne solely by the Eligible 102 Participant.
f.Following the grant of Awards under this Sub-Plan and in any case in which the Eligible 102 Participant ceases to be considered an “Israeli Resident” as this term is defined in the ITO, the Company, any Employer, and/or the Trustee may, if and to the extent the ITO and/or the rules promulgated thereunder shall impose such obligation on them, withhold all applicable taxes from the Eligible 102 Participant, remit the amount withheld to the ITA, and report to such Eligible 102 Participant the amount so withheld and paid to the ITA.
g.With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Employer, or if otherwise requested by the Company or the Employer, the Eligible 102 Participant shall extend to the Company and/or to the Employer a security or guarantee for the payment of tax due on the date of Realization, and shall be required to pay to the Employer any tax due on the date of Realization to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.
h.Notwithstanding anything herein to the contrary, this Sub-Plan shall be governed by the provisions of the ITO, the rules promulgated thereunder, and any other Applicable Laws.
i.This Sub-Plan shall be deemed to be part of the Plan and the Administrator shall have the authority to amend this Sub-Plan in accordance with the Plan.
6.Governing Law and Jurisdiction

Notwithstanding any other provision of the Plan, with respect to Eligible 102 Participants subject to this Sub-Plan, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.